Exhibit 10.2

Executive Compensation Arrangements

In December 2005, the Compensation Committee of the Board of Directors of WMS Industries Inc. (the “Company”) and the independent members of the Board of Directors of the Company approved the following base salaries to be paid for calendar year 2006 effective December 26, 2005, to the individuals listed below who were listed as “named executive officers” in the Company’s proxy statement for the 2005 annual meeting of stockholders:

Name	Title	2006 Salary
Brian R. Gamache	President and Chief Executive Officer	$775,000
Orrin J. Edidin	Executive Vice President and Chief Operating Officer	$490,000
Scott D. Schweinfurth	Executive Vice President and Chief Financial Officer	$450,000
Seamus McGill	Executive Vice President and Managing Director of International Operations of WMS Gaming Inc.	$385,000
Kathleen J. McJohn	Vice President, General Counsel and Secretary	$310,000